Exhibit 10.5

EXECUTION COPY

FIRST AMENDED AND RESTATED

LICENSE AGREEMENT

THIS FIRST AMENDED AND RESTATED LICENSE AGREEMENT (this “Agreement”) is made as of this 16th day of September, 2019, which is also the date of the last signature hereto (the “Effective Date”), between NATIONAL FOOTBALL MUSEUM, INC., an Ohio non-profit corporation, doing business as Pro Football Hall of Fame (hereinafter “PFHOF”) and HOF Village, LLC, a Delaware limited liability company (hereinafter “HOFV”), each a “Party” and collectively, the “Parties”.

RECITALS

A.	The Parties entered into a License Agreement dated as of March 10, 2016 (the “Original License Agreement”), relating to PFHOF’s license to HOFV of certain intellectual property of PFHOF.

B.	In connection with a Master Transaction Agreement dated December 11, 2018 by and among the Parties and certain other parties, as well as other agreements referenced in the Master Transaction Agreement relating to the development of the Hall of Fame Village Complex (the “Village”), the Parties determined that it was appropriate and in the Parties’ best interests to replace the Original License Agreement in its entirety.

C.	The Parties have executed a License Agreement dated December 11, 2018 (the “2018 License Agreement”), to replace the Original License Agreement.

D.	The Parties now desire to amend and restate the 2018 License Agreement in its entirety, in accordance with the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged (including but not limited to consideration outlined in the Master Transaction Agreement), and intending to be legally bound hereby, the Parties agree as follows:

1.	DEFINITIONS

1.1	“Affiliate” shall mean any of the following entities so long as it is directly or indirectly controlled by, or is under common control with HOFV: HOF Village Stadium, LLC; HOF Village Parking, LLC; HOF Village Land, LLC; HOF Village Youth Fields, LLC; HOF Village Hotel I, LLC; HOF Village Sports Business, LLC; Youth Sports Management, LLC; HOF Village Parking Management I, LLC; HOF Village Residences I, LLC; HOF Village Center for Excellence, LLC; HOF Village Center for Performance, LLC; HOF Experience, LLC; HOF Village Media Group, LLC; JCIHOFV Financing, LLC; and any other entity owned or controlled by HOFV. For purposes of this definition, “control” means an equity or income interest of fifty percent (50%) or more, or the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of the Affiliate, whether through the ownership of voting securities, by contract, or otherwise.

1.2	“Information” means any and all ideas, concepts, data, know-how, discoveries, improvements, methods, techniques, technologies, systems, specifications, analyses, products, practices, processes, procedures, protocols, research, tests, trials, assays, controls, prototypes, formulas, descriptions, formulations, submissions, communications, skills, experience, knowledge, plans, objectives, algorithms, reports, results, conclusions and other information and materials, irrespective of whether or not copyrightable or patentable and in any form or medium (tangible, intangible, oral, written, electronic, observational or other) in which such Information may be communicated or subsist. Without limiting the foregoing sentence, Information includes any technological, engineering, manufacturing, scientific, business, legal, patent, organizational, commercial, operational or financial materials or information.

1.3	“Intellectual Property” means all patentable and un-patentable inventions, mask works, works of authorship or expression, including computer programs, data collections and databases, and trade secrets, and other Information.

1.4	“Jointly Developed Intellectual Property” means all Intellectual Property made, invented, developed, created, conceived or reduced to practice jointly by the parties after the Effective Date as a result of joint-development sessions in which each Party materially contributes, and which incorporates aspects of both Intellectual Property of HOFV and Intellectual Property of PFHOF. For the avoidance of doubt, Jointly Developed Intellectual Property does not include any enhancement, modification, adaptation or other improvement to Intellectual Property of HOFV and Intellectual Property of PFHOF, regardless of the source of such enhancement, modification, adaptation or other improvement.

1.5	“PFHOF Marks” shall mean any trademarks, service marks, logos, and trade dress, owned by PFHOF, along with any registrations of the foregoing and any goodwill associated therewith as set forth in Exhibit A.

2.	BRAND CONTROL

2.1	PFHOF owns all right, title, and interest in and to the PFHOF Marks, and any intellectual property rights associated with the PFHOF Marks. HOFV shall not use the PFHOF Marks except as expressly agreed pursuant to this Agreement. HOFV further agrees that it shall not assign or otherwise transfer the PFHOF Marks to any other party whatsoever. HOFV agrees not to challenge the validity of the PFHOF Marks during the Term. Further, HOFV acknowledges that PFHOF is the sole and exclusive owner of the PFHOF Marks and of all associated federal registrations and pending registrations and HOFV shall do nothing inconsistent with such ownership. HOFV further agrees that it will not claim ownership rights to the PFHOF Marks. All rights not expressly granted by PFHOF are hereby expressly reserved by PFHOF.

2.2	All communication with the National Football League (the “NFL”), its 32 Member Clubs, NFL Legends and Gold Jackets shall be made exclusively and directly through PFHOF. For the avoidance of doubt, PFHOF has the exclusive and sole relationship with the NFL, its 32 Member Clubs, NFL Legends and Gold Jackets for any and all PFHOF and HOFV activities; provided, however, that any communication relating to any investment by the NFL in HOFV, may be made directly through the President of PFHOF or the Chief Executive Officer of HOFV; and, provided further, that HOFV shall have the right to present opportunities related to any of the above for approval by PFHOF.

3.	GRANT OF RIGHTS

3.1	During the Term, and in consideration of the fees to be paid to PFHOF in Section 6, PFHOF hereby grants to HOFV and its Affiliates a non-transferable, non-exclusive right and license to use the PFHOF Marks in conjunction with the Village and its subsidiaries, including but not limited to, the ten (10) components of Phase One as defined in the First Amended and Restated Operating Agreement of HOF Village, LLC dated of even date herewith (i.e., (i) Tom Benson Hall of Fame Stadium; (ii) National Youth Football and Sports Complex; (iii) HOF Village Media Group, LLC; (iv) Hall of Fame Hotel and Conference Center; (v) Center for Excellence; (vi) Center for Performance; (vii) Hall of Fame Experience; (viii) Hall of Fame Water Park; (ix) Hall of Fame Promenade (excluding tenants of the Hall of Fame Promenade); and (x) any and all parking facilities (both underground and surface)), Legends Landing (if the Parties determine that the development of such project should be included within the business of the Village), any theme park, water park, theater, sports arena, sports facility, hotel, sports bar, general or specific location-based entertainment, youth sports programs (excluding NFL-sponsored youth sports programs similar to those currently conducted in the City of Canton using PFHOF Marks), or any use related or ancillary to any of the foregoing, goods and services sold over the Internet on websites associated with the foregoing (“Exclusive Fields of Use”), as well as any marketing, advertising, and promotional activities associated with the foregoing in any medium currently existing or hereinafter created. The foregoing license shall be exclusive for the Exclusive Fields of Use within the municipal boundary of the City of Canton, Ohio. Nothing in this Agreement shall limit any license rights to the PFHOF Marks granted prior to the Effective Date of this Agreement, or any license rights granted on or after the Effective Date so long as such prospective grant of rights is not within or does not compete with the Exclusive Fields of Use and does not involve any other entertainment- or activity-based business that would reasonably be expected to compete with the Village (but excluding any such business that is conducted now or in the future directly related to the sport of football within the museum facility operated by PFHOF). Without limiting the foregoing, this license grant includes the right for HOFV and its Affiliates to use the PFHOF Marks in and with any HOFV or Affiliate website, HOFV or Affiliate controlled social media, HOFV or Affiliate mobile apps, and in HOFV’s and its Affiliates’ online and offline marketing materials, packaging materials, and communications, as long as such use does not conflict with the rights of existing PFHOF Protected Partners or PFHOF sponsors under existing agreements, copies of which PFHOF has provided to HOFV. Except as provided in Section 4, this license is sublicensable only with the prior written consent of PFHOF, not to be unreasonably withheld, conditioned, or delayed. HOFV and PFHOF shall use their best efforts to coordinate the marketing, sales and activation of sponsorships so as to maximize the revenue of both organizations and minimize any potential negative impact to either organization. Except with respect to opportunities or initiatives relating to health care, museums, educational programs, and sports betting, during the Term and subject to the terms herein, PFHOF agrees that it shall not grant to any third party a license to use the PFHOF Marks outside of Canton, Ohio in connection with the themed entertainment industry, including but not limited to, restaurants, bars, hotels, theme parks, and similar entertainment attractions (each, a “Themed-Entertainment Opportunity”) without first complying with the terms below. If PFHOF is willing to accept or enter into an arrangement with a third party for a Themed-Entertainment Opportunity (each, a “Third-Party Offer”), prior to accepting or entering into any such Third-Party Offer, PFHOF shall promptly communicate such Third-Party Offer, including the specific terms and business plan relating thereto, to the HOFV and provide the HOFV with 14 days to unconditionally accept such Third-Party Offer without any modifications thereto. If the HOFV does not exercise its right of first refusal during such 14-day period, then PFHOF shall have the right to enter into such Third-Party Offer relating to such Themed-Entertainment Opportunity. If PFHOF does not accept such Third-Party Offer, it shall provide HOFV a similar right of first refusal as to any future Third-Party Offer on the terms set forth above.

3.2	PFHOF represents and warrants that it is the exclusive owner of the PFHOF Marks or has the right to grant the licenses and other rights granted to HOFV hereunder, including the right to use the PFHOF Marks as permitted herein and that PFHOF has secured any necessary releases for any rights of publicity or privacy and can license such rights to HOFV hereunder.

3.3	PFHOF agrees to indemnify, defend, and hold harmless HOFV, its Affiliates, and their respective employees, officers, directors, agents, representatives, and successors and assigns from and against any and all claims, demands, liabilities, losses, suits, damages, costs (including, without limitation, costs of investigation), and expenses, including reasonable attorneys’ fees, arising out of or relating to HOFV’s authorized use of the PFHOF Marks, as permitted hereunder.

3.4	HOFV agrees to indemnify, defend, and hold harmless PFHOF, its Affiliates, and their respective employees, officers, directors, agents, representatives, and successors and assigns from and against any and all claims, demands, liabilities, losses, suits, damages, costs (including, without limitation, costs of investigation), and expenses, including reasonable attorneys’ fees, arising out of or related to HOFV’s use of the PFHOF Marks in breach of this Agreement, or any claim of infringement of any intellectual property right arising out of the misuse or misappropriation of the PFHOF Marks.

3.5	HOFV hereby acknowledges that it does not have any right, title, interest, or ownership, and agrees that it will not claim any right, title, interest, or ownership, in or to any of the PFHOF Marks. Nothing in this Agreement shall be construed as limiting HOFV’s right and ability to use the phrase “Hall of Fame” (including, but not limited to, in conjunction with any HOFV trademark or corporate names or trade names) so long as such use is apart from and is in no way used in conjunction with the PFHOF Marks (other than pursuant to this Agreement) or in a manner to suggest affiliation with PFHOF or the PFHOF Marks (other than pursuant to this Agreement).

3.6	HOFV shall not disparage or in any way portray the PFHOF Marks in a negative light. HOFV shall use all reasonable endeavors to ensure that in exercising its rights and carrying out its obligations under this Agreement it does nothing to injure, bring into disrepute, ridicule or lessen the public reputation, goodwill or favorable image of PFHOF. HOFV shall not modify, alter, or change the PFHOF Marks in any manner without the prior written approval of PFHOF. HOFV agrees that any goods or services offered under the PFHOF Marks shall be of consistent quality at least as good as the goods and services previously offered by HOFV under the PFHOF Marks as of the Effective Date. Upon reasonable request from time to time, PFHOF may request samples of goods and advertisements for services offered under the PFHOF Marks for PFHOF’s inspection.

3.7	Jointly Developed Intellectual Property, whether or not patentable, shall be jointly and equally owned by HOFV and PFHOF. The Parties shall only file applications to register any Jointly Developed Intellectual Property upon mutual agreement of the Parties and only if such applications name both the Parties as joint owners. In such event, the Parties agree to share equally in the costs of obtaining and maintaining such applications (both U.S. and foreign). The Parties agree to cooperate in determining whether to prepare and execute documents necessary to effect such patent filings, including where and if to foreign file. In the event of such Jointly Developed Intellectual Property, the Parties agree to negotiate in good faith regarding the commercialization of such Jointly Developed Intellectual Property, and agree further that neither Party shall have the right to make, to have made, use, sell, have sold, export and import products using or incorporating such Jointly Developed Intellectual Property without the other Party’s consent. The Parties agree to negotiate such commercialization terms in good faith, taking into account their relative contributions to the development of the Jointly Developed Intellectual Property and the standards of the industry.

3.8	Nothing in this Agreement shall be construed as limiting in any way HOFV’s ability to seek and exploit separate rights from any third party.

3.9	HOFV shall be entitled to use the name “Hall of Fame Resort & Entertainment Company” in return for an annual license fee to PFHOF of $250,000, which amount will be credited against the $1,250,000 fee provided for in a Media License Agreement to be entered into between PFHOF and HOFV. If HOFV proposes to pursue any new business development opportunities or form any subsidiary or affiliate that would use the “Hall of Fame” name or brand, the Chief Executive Officer of HOFV shall present such proposals, in writing, to the Chairman of the Hall of Fame Village, Inc. for consideration and approval, in writing, by PFHOF for such use, including but not limited to, the payment of an additional license fee by HOFV or its subsidiary/affiliate or third party to PFHOF. Any agreement regarding such use in connection with the proposed opportunity shall include an additional license fee to be agreed upon between the parties, which shall be incorporated as an amendment to this Agreement.

4.	SPONSORSHIP RIGHTS

4.1	HOFV and PFHOF shall have the right to jointly seek sponsorships from third parties in conjunction with the Village and to sublicense the PFHOF Marks to such sponsors for use in advertising, marketing, and promotion of the sponsor’s goods and services.

4.2	For any sponsors that will use the PFHOF Marks (whether standalone or as a component of a HOFV trademark), HOFV and PFHOF jointly shall be required to obligate any sponsors to comply with quality and non-disparagement requirements of Section 3.6, including providing the requested samples to PFHOF pursuant to Section 3.6. HOFV and PFHOF jointly shall be responsible for ensuring the sponsors’ compliance with the foregoing provisions.

4.3	HOFV and PFHOF shall be responsible for monitoring the sponsors and for collecting any royalties or other payments from such sponsors pursuant to any sponsorship agreement. HOFV and PFHOF shall maintain sufficient written records to establish payments made pursuant to any sponsorship agreement entered into pursuant to this Agreement.

4.4	HOFV shall use its commercially reasonable efforts consistent with sound business practices to maximize revenue generated from exploitation of the rights granted hereunder and to enhance the value and reputation of PFHOF.

4.5	HOFV shall pay PFHOF the sponsorship fees in accordance with Section 6.

4.6	Set forth in Exhibit B is a list of entities with which PFHOF has existing exclusive sponsorship agreements (the “PFHOF Protected Partners”). Except as otherwise provided in Exhibit B, HOFV agrees that it shall not contact any PFHOF Protected Partner without coordinating such contact with PFHOF and receiving the written approval of PFHOF, which may be withheld in its sole discretion.

4.7	HOFV or any representatives of HOFV are not authorized to represent or sell any PFHOF sponsorships or PFHOF assets without prior written approval from PFHOF, which approval may be withheld in the sole discretion of PFHOF. PFHOF has the exclusive right to sell PFHOF only sponsorships. PFHOF or any representatives of PFHOF are authorized to jointly represent or sell HOFV sponsorships, in coordination with HOFV. HOFV has the right to sell HOFV only sponsorships.

4.8	All communication with the NFL, its 32 Member Clubs, NFL Legends and Gold Jackets shall be made exclusively and directly through PFHOF. For the avoidance of doubt, PFHOF has the exclusive and sole relationship with the NFL, its 32 Member Clubs, NFL Legends and Gold Jackets for any and all PFHOF and HOFV activities; provided, however, that any communication relating to any investment by the NFL in HOFV, may be made directly through the President of PFHOF or the Chief Executive Officer of HOFV; and, provided further, that HOFV shall have the right to present opportunities related to any of the above for approval by PFHOF.

4.9	Except as otherwise set forth in this Agreement, PFHOF has sole and complete discretion over the use of the PFHOF Marks. HOFV is not authorized to use any PFHOF Marks without PFHOF prior written approval. HOFV does not have the right to extend any use of PFHOF Marks to any third party without such approval as stated above.

5.	TERM AND TERMINATION

5.1	Unless otherwise terminated as provided herein, the term of this Agreement shall commence on the Effective Date and shall terminate on December 31, 2033 (“Term”). Thereafter, HOFV shall have the exclusive option to renew the Agreement for a successive 15-year term (also a “Term”) provided that HOFV meets the non-disparagement standards and quality standards of Section 3.9 as approved by PFHOF, such approval not to be unreasonably withheld. Thereafter, the Agreement shall automatically renew for successive 15-year terms (each a “Term”), unless either Party gives written notice to the other Party of intent not to renew at least twelve (12) months prior to the expiration of the current Term.

5.2	The term for the Sponsorship Rights set forth in Section 4 of this Agreement, and the related fee obligations set forth in Section 6 of this Agreement, shall extend from December 11, 2018 for a period of five (5) years (“Sponsorship Term”). Prior to the expiration of such Sponsorship Term (and any extension of such term), the parties shall negotiate in good faith to extend the Sponsorship Term. Sponsorships may only be granted hereunder during the Sponsorship Term (or agreed extensions thereto). Notwithstanding the foregoing, any sponsorships granted hereunder during the Sponsorship Term (or extensions thereto) shall permit exercise of Sponsorship Rights with respect to such sponsorship during the negotiated term of such sponsorship even if the sponsorship extends beyond the Sponsorship Term, subject to continued compliance with the terms hereof, including but not limited to, any payment obligations of Section 6.

5.3	Notwithstanding the foregoing, any contracts entered into with third parties during the Term (or extensions thereof) granting rights to exploit any PFHOF Marks, shall permit exercise of such rights by the third parties during the negotiated term of such contracts even if such contracts extend beyond the Term, subject to continued compliance with the terms hereof, including but not limited to, any payment obligations of Section 6.

5.4	Either Party shall have the right to terminate this Agreement at any time for an uncured material breach by the other Party, provided that the non-breaching Party provides prior written notice to the breaching Party, specifying the alleged material breach, and further provided that the breaching Party shall have thirty (30) days after receipt of such notice to cure the material breach, to the reasonable satisfaction of the non-breaching Party; provided, further, that if such breach cannot be cured during such 30-day period, but the allegedly breaching Party has commenced and is continuing good faith efforts to cure such breach within such 30-day period, then the cure period shall be extended until the allegedly breaching Party has stopped making good faith efforts to cure such breach, such extension not to exceed 90 days.

5.5	Either Party may terminate this Agreement immediately upon giving notice if the other Party ceases to conduct its operation in the normal course of business, including the inability to meet its obligations as they mature, or if any proceeding under the bankruptcy or insolvency laws is brought by or against the other Party, or a receiver or custodian is appointed or applied for by the other Party, or an assignment for the benefit of creditors or a transfer of all or substantially all of its property is made by the other Party.

5.6	Upon the expiration or termination of this Agreement as provided in this Section 5, the rights and obligations of the Parties under this Agreement shall be terminated, except as provided herein. Upon termination, HOFV shall immediately cease any and all use of the PFHOF Marks and shall return all PFHOF Marks to PFHOF, and destroy any copies made. HOFV shall have a phase out period of ninety (90) days from the termination date to sell existing inventory of products using the PFHOF Marks and to remove or change all signage, marketing materials, and advertising that use the PFHOF Marks.

6.	FEES

6.1	For sponsorship deals that are HOFV-centric, meaning that more than 50% of the assets being sponsored are owned or controlled by the HOFV as determined by the sponsorship executives of HOFV and PFHOF when preparing the Costs of Execution, HOFV shall pay PFHOF a license fee for use of PFHOF intellectual property in the sponsorship equal to 20% of the “Net Revenue” (defined as Gross Revenue received from any sponsorship less the activation fund identified in the sponsorship contracts received from any sponsorship. “Gross Revenue” is defined as the total sponsorship contract revenue, including the fair market value of in-kind considerations, received from any sponsorship before any direct costs. For in-kind sponsorship deals, commissions shall be paid in cash in one lump sum payment, and license fees shall be amortized and paid in cash in equal installments over the length of the sponsorship term for any such sponsorship.

6.2	For sponsorship deals that (i) are PFHOF-centric, meaning that more than 50% of the assets being sponsored are owned or controlled by PFHOF as determined by the sponsorship executives of HOFV and PFHOF when preparing the Costs of Execution, or (ii) exclusively use PFHOF assets, programs and Gold Jackets, PFHOF shall retain 100% of the proceeds from such sponsorships with no accounting to HOFV.

6.3	HOFV, in coordination with PFHOF, intends to consider the creation of a commission-based incentive plan for PFHOF employees and HOFV employees for participation in selling sponsorships that use HOFV assets to create alignment with HOFV incentive plans.

6.4	The Parties acknowledge and agree that existing HOFV sponsorship agreements, as set forth in Exhibit C, shall be administered and governed by the Original License Agreement, including but not limited to, the payment of all licensing and other fees thereunder.

7.	FORCE MAJEURE

In the event either Party is unable to comply fully with its obligations under this Agreement because of laws, strikes, catastrophe, drought, shortage of water or other action of the elements, temporary or permanent shutdown due to regulatory or other governmental actions, or Acts of God or other matters beyond its control, such Party shall while so affected be relieved to the extent thus prevented from performing its obligations hereunder but in such event shall take reasonable measures to remove the disability and resume full performance hereunder at the earliest possible date.

8.	GENERAL PROVISIONS

8.1	Confidentiality

(a)	“Confidential Information” means all forms of confidential information, including technical information and business information, disclosed by one Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) during the Term in connection with this Agreement, that is identified as confidential or is information that is of a nature that is customarily regarded as confidential, whether disclosed in electronic, tangible, oral or visual form; provided that oral or visual disclosures shall be deemed confidential only if they are confirmed as confidential in writing by the Disclosing Party prior to or at the time of disclosure or within thirty (30) days thereafter, or if the Receiving Party should reasonably know that such visual or oral disclosures are intended to be confidential. Confidential Information shall not include such information that: (i) as of the date of disclosure is known to the Receiving Party or its Affiliates, as shown by written documentation; (ii) was independently developed by the Receiving Party or its Affiliates without access to the Disclosing Party’s Confidential Information; (iii) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault of the Receiving Party; or (iv) as of the date of disclosure or thereafter is obtained from a third party free from any obligation of confidentiality to the Disclosing Party.

(b)	Each Receiving Party agrees: (i) not to disclose, make public, or authorize any disclosure or publication of such Confidential Information of the Disclosing Party except as expressly permitted herein; (ii) to take reasonable measures to protect the confidentiality of the Disclosing Party’s Confidential Information exercising the same degree of care to preserve and safeguard the Disclosing Party’s Confidential Information as it uses to preserve and safeguard its own Confidential Information, but in no event less than a reasonable degree of care; (iii) to restrict access to such Confidential Information to only those officers, directors, or employees of the Receiving Party or its Affiliates or representatives who have a need to know such Confidential Information and who are bound by confidentiality obligations at least as restrictive as those contained in this Agreement; and (iv) not to remove any confidential or proprietary markings or designations placed by the Disclosing Party on such Confidential Information. The Receiving Party and its Affiliates shall not use the Disclosing Party’s Confidential Information for any purpose except as permitted by this Agreement.

(c)	The confidentiality obligations contained herein shall not apply to the extent that the Receiving Party is required to disclose the information by law, order, or regulation of a governmental agency or a court of competent jurisdiction; provided that, in each such case, the Receiving Party shall give written notice thereof to the Disclosing Party and sufficient opportunity to prevent or limit any such disclosure or to request confidential treatment thereof; and provided further, that the Receiving Party shall give reasonable assistance to the Disclosing Party to preserve the information as confidential.

(d)	Upon termination of this Agreement, each Receiving Party shall return to the Disclosing Party (or at the Disclosing Party’s direction, destroy) all Confidential Information of the Disclosing Party that is in the possession, custody, or control of the Receiving Party. HOFV shall be permitted to retain copies of PFHOF’s Confidential Information as necessary to allow HOFV to exercise its post-termination rights with respect to such information.

(e)	Each Party acknowledges that a breach or threatened breach of this Section 7.1(a) on its part shall result in irreparable and incalculable damages to the other Party. Therefore, in addition to any action by either Party for collection of damages resulting from the breach of this Agreement, such Party shall also be entitled to immediate injunctive relief, restraining the other Party from continued or threatened breach of this Agreement. Each Party further agrees that, upon a finding of a breach of the terms of this Agreement on its part, such Party shall pay to the other Party the costs and expenses, including attorneys’ fees, which the other Party incurs in enforcing the terms of this Agreement.

8.2	Notices. Any notice required or permitted by this Agreement will be in writing and delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgement of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice will be sent to the appropriate address set forth below or such other address as to which the Parties have been notified hereunder.

8.3	Compliance with Laws and Regulations. Each of HOFV and PFHOF, as applicable, agrees to be in material compliance with all federal, state, and local laws, ordinances, and regulations applicable to its respective operations and to obtain and maintain all licenses and permits required by law necessary for each of their respective operations.

8.4	Governing Law and Arbitration.

(a)	This Agreement will be governed in all respects by the laws of the State of Ohio (without regard to conflicts of law provisions), as such laws are applied to agreements entered into and to be performed entirely within the State of Ohio between Ohio residents.

(b)	Any dispute between the Parties concerning the scope or interpretation of this Agreement shall be submitted to binding arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association in effect on the date that a dispute is submitted to arbitration (the “Rules”). The arbitration shall be held in Canton, Ohio, and shall be before a panel of three arbitrators, one chosen by each of the Parties and a third chosen by the two arbitrators so chosen by the Parties. Not less than fifteen (15) days prior to the arbitration, each Party shall submit to the other the documents and a list of witnesses it intends to interview or call in the arbitration. The arbitrators shall apply the substantive law of the State of Ohio with regard to any dispute that becomes the subject of arbitration, and the arbitrators will be so instructed. The arbitrators shall issue a written opinion stating the findings of fact and the conclusions of law upon which the decision is based. The decision of the arbitrators shall be final and binding.

(c)	In any action, suit, proceeding, claim, or counterclaim brought to enforce this Agreement or any of its provisions, the Party that prevails in any such action, suit, proceeding, claim, or counterclaim (the “Prevailing Party”) shall recover its costs, fees, and expenses, including, but not limited to, the reasonable costs, fees, and expenses of attorneys and outside experts (collectively, “Expenses”), from the other Party (the “Non-Prevailing Party”), and the court or arbitration panel shall be so instructed to determine which Party is the Prevailing Party, to grant the recovery of the Expenses incurred by the Prevailing Party, and to order the Non-Prevailing Party to pay the Expenses of the Prevailing Party.

8.5	Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.

8.6	Waiver. The waiver by either Party of a breach of any provision of this Agreement by the other Party will not operate or be construed as a waiver of any other or subsequent breach by such other Party.

8.7	Authority. Each Party warrants and represents that such Party’s execution and delivery of this Agreement has been duly authorized by proper corporate or limited liability company action and that this Agreement is a binding obligation of such Party enforceable in accordance with its terms.

8.8	Independent Contracting Parties. The Parties are independent contracting parties and nothing in this Agreement shall make either Party the agent or legal representative of the other for any purpose whatsoever, nor does it grant either Party the authority to assume or create any obligation on behalf of or in the name of the other. Furthermore, the Parties shall remain separate and independent contracting parties and nothing in this Agreement shall make either Party subject to a joint venture agreement or other mutual arrangement between the Parties.

8.9	Assignment. Neither Party may assign this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other Party; provided, however, that HOFV may assign its rights and obligations under this Agreement without the consent of PFHOF to HOF Village Newco, LLC in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated September 16, 2019, by and among HOFV, Gordon Pointe Acquisition Corp, and certain other parties.

8.10	Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, including the Original License Agreement. This Agreement may be changed only by mutual agreement of the Parties in writing.

[signature page follows]

IN WITNESS WHEREOF, PFHOF and HOFV have caused this Agreement to be executed by their respective, duly authorized representatives, effective as of the Effective Date.

NATIONAL FOOTBALL MUSEUM, INC.

By:
Name: C. David Baker
Title: President

Date:

Address:	2121 George Halas Drive NW
Canton, Ohio 44708

HOF VILLAGE, LLC

By:
Michael Crawford
Chief Executive Officer

Date:

Address:	1826 Clearview Avenue NW
Canton, Ohio 44708

Exhibit A

PFHOF Marks

Hall of Fame Logo Usage

Color Schemes

COLOR GUIDE

PRO FOOTBALL HALL OF FAME CANTON, OHIO

Pantone 186	Pantone 307	Pantone 442	Pantone Black
10% Cyan	100% Cyan	5% Cyan	100% Black
100% Magenta	0% Magenta	0% Magenta	
100% Yellow	0% Yellow	0% Yellow	
0% Black	30% Black	25% Black	

2/C GUIDE

B/W GUIDE

Pantone Black	Pantone 307
100% Black	100% Cyan
	0% Magenta
	0% Yellow
	30% Black

Logo Evolution

PROFESSIONAL FOOTBALL HALL OF FAME

PRO FOOTBALL HALL OF FAME
(Words Only)

Exhibit B

PFHOF Protected Partners1

1.	Panini
2.	US Army
3.	Kay Jewelers
4.	Haggar
5.	Ford
6.	Sport Graphics
7.	Sugardale
8.	Pepsi
9.	Extreme Networks
10.	Anheuser Busch
11.	United Airlines
12.	Huntington Bank
13.	Graphic Enterprises
14.	TopGolf
15.	Aultman
16.	AVI
17.	Giant Eagle
18.	EA Sports
19.	Rice’s Nursery
20.	Centene
21.	Sleep Number
22.	Scientific Games
23.	Ohio Lottery
24.	Toyota Lexus
25.	McDonald’s
26.	Ernst & Young
27.	Gatehouse
28.	Atlantis
29.	Sarchione
30.	Link Solution Group
31.	TL Worldwide
32.	Gervasi

[1]	HOFV may contact TopGolf, Aultman and AVI only as it pertains to the existing and contemplated business relationships between HOFV and TopGolf, Aultman and AVI, respectively, as of December 11, 2018. All other communications between HOFV and TopGolf, Aultman and AVI shall be as set forth in Section 4.6.

Exhibit C

Existing PFHOV/HOFV Sponsorship Agreements

1.	Aultman Health Foundation

2.	Johnson Controls, Inc.

3.	Insurance Office of America, Inc.

4.	Crestron Electronics, Inc.

5.	Extreme Networks, Inc.

6.	Constellation

7.	First Data

8.	Turf Nation

9.	Extenet

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